Exhibit 10.1

410 17th Street, Suite 1400 Denver, CO 80202 (720) 440-6100 phone (720) 305-0804 fax Bonanzacrk.com

November 11, 2014

Re:                             Employment Terms and Conditions — President & Chief Executive Officer

Dear Rich:

Thank you for your continued service to Bonanza Creek Energy, Inc. (the “Company”).  The Company is pleased to offer you the position of President & Chief Executive Officer (“CEO”), reporting directly and exclusively to the Board of Directors of the Company (the “Board”).  You will retain your position on the Board as a Class III Director, subject to the Company’s Second Amended & Restated Certificate of Incorporation and Third Amended & Restated Bylaws, although you have resigned as Chairman and as a member of all committees of the Audit, Compensation and Nominating & Corporate Governance Committees.  This offer (as memorialized, the “Agreement”) is effective immediately and coincides with the commencement of your employment on November 11, 2014.  Your principal work location will be the Company’s headquarters in Denver, CO.  In summary, as CEO, your compensation will be:

•                  An annual base salary of $575,000 (“Base Salary”), to be paid on a bi-weekly basis, subject to all withholdings and deductions; the Base Salary shall be subject to annual review and may be increased (but not decreased) by the Board;

•                  Participation in the Company’s Long Term Incentive Program (“LTIP”), subject to the terms and conditions of the LTIP and the award agreements to be entered into thereunder, with (a) a sign-on award, granted as soon as practicable after the execution of this Agreement, of restricted stock shares with an aggregate value approximately equal to $1,500,000 the number of shares determined based on the closing price of the Company’s common stock on the date hereof (the “Sign-On Award”), (i) 50 % of which will be granted and delivered as restricted stock shares vesting annually in equal 1/3 increments over a period of three years, such period beginning on the 15th of the month following your start date, with the first 1/3 increment vesting one year thereafter and (ii) 50 % of which will be granted as performance shares (“Performance Shares”) with a target value approximately equal to $750,000, 0% to 200% of which shall vest and be delivered based on the Company’s achievement of performance goals to be measured as of November 10, 2017, and (b) an anticipated annual LTIP award in accordance with Company practice on or about March 15, 2015 with an aggregate value no less than 350% of the Base Salary (the “2015 LTIP Award”), comprised 50% of restricted stock shares and 50% of Performance Shares.  If, prior to the award of the 2015 LTIP Award, your employment is terminated for any reason other than Cause, or you resign with Good Reason (as such

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terms are defined in the Severance Plan, as defined below), an amount equal to 350% of the Base Salary, shall be paid to you in cash;

•                  Participation in the Company’s Short Term Incentive Program (the “STIP”), in a target amount of up to 100% of the Base Salary for achieving targets set by the Board, and an outperform amount of up to 200% of the Base Salary, upon the achievement of Company goals specified each year by the Board and subject to the other terms and conditions of the STIP, provided that you will be eligible for a pro-rated 2014 STIP award based on the key performance indicators previously set by the Board with a target of 100% of the Base Salary;

•                  Participation in the Company’s Executive Change in Control and Severance Plan (the “Severance Plan”) as a Tier 1 Executive (as defined in the Severance Plan);

•                  Participation in the Company’s No Tracking Vacation Program; ten (10) days sick leave annually; and eleven (11) paid holidays per year; all in accordance with the Company’s benefits policy;

•                  Option to participate in the Company’s 401(k) Plan, in accordance with such plan; currently the Company provides matching contributions of 6% of W-2 income, which amount may be amended from time to time in accordance with the terms of the 401(k) Plan;

•                  Option to participate in the Company’s health insurance plans upon your election, subject to the terms and conditions of the plans, provided that in the event that the Company’s health plans provide lesser coverage than your current health plans, until December 31, 2015, you shall be reimbursed for the supplemental cost of such coverage upon presentation of receipts reflecting such costs, up to a maximum of $45,000 per year;

•                  Option to participate in the Company’s flexible benefit plan (Section 125 Plan);

•                  Option to participate in any other of the Company’s benefit plans;

•                  Payment or reimbursement of (i) expenses for you to travel between your current residence of New York, NY to Denver, CO and (ii) the cost of temporary housing in the Denver, CO area, in each case, until your relocation to Denver is complete or July 1, 2015, whichever is earlier; and

•                  Payment or reimbursement of (i) relocation expenses for you and your family to relocate from New York, NY, to Denver, CO, in accordance with the Company’s relocation policy, provided that if you relocate to Denver prior to July 1, 2015, the Company will reimburse the market value rental cost of your current residence in New York through June 30, 2015 and (ii) a personal assistant to handle issues associated with your relocation so you can devote substantially all of your business time, attention and energies to the business of the Company, in an amount not to exceed $70,000 and for a period not to exceed December 31, 2015.

The Company may modify its benefit plans and compensation plans and policies from time to time as it deems necessary in accordance with the terms and conditions of the plans set forth above and the Company’s policies.

You agree that, during the term of your employment with the Company, you will devote substantially all of your business time, attention and energies to the business of the Company.  Notwithstanding the foregoing, you may continue your other current activities and engage in other private outside business interests or opportunities consistent with the Company’s Code of

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Business Conduct and Ethics, Corporate Governance Guidelines, Insider Trading Policy and other Company policies and procedures to the extent that such activities do not materially conflict or materially interfere with the substantial performance of your duties to the Company (collectively, the “Other Activities”).  You may at your election increase ownership in the Company, through your individual capacity, through your family office, or other family business, subject to the Company’s Insider Trading Policy and applicable law.  The business opportunities, intellectual property, and inventions (collectively, the “IP”) associated with the Other Activities shall not be subject to the Employee Restrictive Covenants, Proprietary Information and Inventions Agreement, attached hereto as Exhibit A (“PIIA”), unless the IP is directly related to the Business (as defined in the PIIA) of the Company and is developed while you are Chief Executive Officer of the Company.  The Company’s representation that you may engage in Other Activities is a material provision of this Agreement.

The Company shall reimburse all reasonable and documented legal and tax advisory fees and commercially reasonable expenses incurred in connection with the drafting, negotiation and execution of this Agreement and ancillary documents.

The terms and conditions of employment set forth in this letter agreement are contingent upon your signing the PIIA.

Notwithstanding anything to the contrary, your employment with the Company is AT WILL.  You may terminate your employment with the Company at any time and for any reason whatsoever simply by notifying the Company, subject only to any rights or obligations that may be required by this Agreement or PIIA, each as may be amended from time to time with your written consent only, or the Severance Plan, as may be amended from time to time.  Likewise, the Company may terminate your employment at any time and for any reason whatsoever, with or without cause or advance notice, subject only to any rights and obligations that may be required by this this Agreement or PIIA, each as may be amended from time to time with your written consent only, or the Severance Plan, as may be amended from time to time.

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You agree that the Company has not made any promise or representation to you concerning the terms and conditions of your employment not expressed in this Agreement or the plans and documents referenced herein, and that, in signing this Agreement, you are not relying on any prior oral or written statement or representation by the Company, but are instead relying solely on your own judgment and the judgment of your legal and tax advisors, if any.

If you have any questions or need additional information, please feel free to contact me.

Sincerely,

/s/ James A. Watt
JAMES A. WATT
Chairman of the Board of Directors

Accepted and agreed:

/s/ Richard J. Carty
RICHARD J. CARTY

Date:	November 11, 2014

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Exhibit A

Employee Restrictive Covenants, Proprietary Information and Inventions Agreement

BONANZA CREEK ENERGY, INC.

EMPLOYEE RESTRICTIVE COVENANTS, PROPRIETARY INFORMATION
AND INVENTIONS AGREEMENT

In consideration of my employment or continued employment by Bonanza Creek Energy Company, Inc., a Delaware corporation (collectively with its subsidiaries and affiliates, the “Company”), and the compensation now and hereafter paid to me, I hereby agree as follows:

1.                                      NONDISCLOSURE.

1.1       Recognition of Company’s Rights; Nondisclosure.  At all times during my employment and thereafter, I will hold in strictest confidence and will not disclose, use, lecture upon or publish any of the Company’s Proprietary Information (as defined below), except as such disclosure, use or publication may be required in connection with my work for the Company, or as otherwise required by legal process, in an action by or against the Company, to an overseeing regulatory agency, or unless an officer of the Company expressly authorizes such in writing.  I will obtain the Company’s written approval before publishing or submitting for publication any material (written, verbal, or otherwise) that incorporates any Proprietary Information.  I hereby assign to the Company any rights I may have or acquire in such Proprietary Information and recognize that all Proprietary Information will be the sole property of the Company and its assigns.

1.2                               Proprietary Information.  The term “Proprietary Information” means any and all confidential and/or proprietary knowledge, data or information of the Company.  By way of illustration, but not limitation, “Proprietary Information” includes all confidential technical and non-technical information of the Company including (a) trade secrets, including, but not limited to, the whole or any portion or phase of any scientific or technical information, design, process, procedure, improvement, confidential business or financial information, listing or name, addresses or telephone number, or other information relating to any business that is secret and of value; (b) inventions, ideas, materials, concepts, processes, formulas, data, other works of authorship, know-how, improvements, discoveries, developments, designs, techniques, drilling reports, maps, well logs, mud logs, seismic data and geological or geophysical data and analyses (collectively, “Inventions”); (c) information regarding research, development, production, marketing and selling, business plans, budgets and unpublished financial statements, licenses, prices and costs, suppliers and customers and the existence of any business discussions, negotiations or agreements between the Company and any third party; and (d) information regarding the skills and compensation of the Company’s employees, contractors or other service providers.

1.3                               Third Party Information.  I understand, in addition, that the Company has received and in the future will receive from third parties confidential or proprietary information (“Third Party Information”) subject to a duty on the Company’s part to maintain the confidentiality of such information and to use it only for certain limited purposes.  During the term of my employment and thereafter, I will hold Third Party Information in the strictest confidence and will not disclose to anyone (other than Company personnel who need to know such information in connection with their work for the Company) or use, except in connection with my work for the Company, Third Party Information unless expressly authorized by an officer of the Company in writing or as required by legal process.

1.4                               No Improper Use of Information of Prior Employers and Others.  During my employment by the Company, I will not improperly use or disclose any confidential information or trade secrets, if any, of any former employer or any other person to whom I have an obligation of confidentiality. I will use in the performance of my duties only information which is generally known and used by persons with training and experience comparable to my own, which is common knowledge in the industry or otherwise legally in the public domain, or which is otherwise provided or developed by the Company.

2.                                      PROMISE OF ACCESS TO PROPRIETARY INFORMATION, SPECIALIZED TRAINING, AND GOODWILL

2.1       Access to Proprietary Information.  During my employment, the Company agrees to provide me with access to Proprietary Information relevant to my position and responsibilities.  The Company promises to disclose Proprietary Information to me in order to enable me to perform the duties and responsibilities of my position for the Company.  Finally, I acknowledge that the unauthorized disclosure of Proprietary Information could place the Company at a competitive disadvantage.

2.2       Access to Specialized Training.  To the extent appropriate to my position, the Company also promises that it will provide me with specialized training and instruction regarding (a) the methods, products and services designed, developed, enhanced, modified, manufactured, sold or provided by or for the Company, (b) the Company’s operations, (c) marketing and operational techniques and strategies, and (d) the Company’s technology.  The Company promises to provide specialized training and instruction to me regardless of whether I become or remain employed by the Company, in order to enable me to perform duties for the Company.  I agree to use this training for the Company’s exclusive benefit, and agrees not to use such training in a way that would harm the Company’s business interests during employment and thereafter.

2.3       Access to Goodwill.  I acknowledge that the Company has developed, over a period of time, and will continue to develop, significant relationships and goodwill between itself and its customers and suppliers by providing superior products and services.  I further acknowledge that these relationships and this goodwill are a valuable asset belonging solely to the Company.  I further acknowledge that any business relationship that Employee brings or has brought to the Company will belong to and will inure to the benefit of the Company after I begin employment.  Finally, I acknowledge that the responsibility to build and maintain business relationships and goodwill with current and prospective customers creates a special relationship of trust and confidence between me, the Company, and such customers.  The Company promises to permit me to use its goodwill in contacting and in doing business with its current and prospective customers and suppliers.  The Company further promises to compensate me according to its normal payroll procedures while I build and/or maintain the Company’s business relationships and goodwill with its current and prospective customers and suppliers.  If and when appropriate, and pursuant to company policy and procedure, the Company agrees to reimburse me for reasonable and necessary business expenses incurred in building and maintaining business relationships and goodwill with the Company’s current and prospective customers and suppliers.

3.                                      ASSIGNMENT OF INVENTIONS.

3.1                               Proprietary Rights.  The term “Proprietary Rights” means all trade secret, patent, copyright, moral rights and other intellectual property rights throughout the world.

3.2                               Previous Inventions.  Inventions, if any, patented or unpatented, materially unrelated to the Business of the Company, which I made prior to the commencement of my employment with the Company are excluded from the scope of this Agreement.  To preclude any possible uncertainty, within two (2) business days following my signing of this Agreement, I will provide to the Company a complete written list of all Inventions relevant to the subject matter of the Business that I have, alone or jointly with others, conceived, developed or reduced to practice or caused to be conceived, developed or reduced to practice prior to the commencement of my employment with the Company, that I consider to be my property or the property of third parties and that I wish to have excluded from the scope of this Agreement (collectively referred to as “Previous Inventions”).  If I do not timely provide the Company with my written list of Previous Inventions, I represent that there are no Previous Inventions.  If, in the course of my employment with the Company, I incorporate a Previous Invention into any work product for the Company, the Company is hereby granted and will have a nonexclusive, royalty-free, irrevocable, perpetual, worldwide license (with rights to sublicense through multiple tiers of sublicensees) to make, have made, modify, use, reproduce, make derivative works of, distribute, publicly perform, publicly display, import and sell such Previous Invention.  Notwithstanding the foregoing, I agree that I will not incorporate, or permit to be incorporated, Previous Inventions in any Company Inventions without the Company’s prior written consent.

3.3                               Assignment of Inventions.  Subject to Sections 3.4 and 3.6, I hereby assign and agree to assign in the future (when any such Inventions or Proprietary Rights are first reduced to practice or first fixed in a tangible medium, as applicable) to the Company all my right, title and interest in and to any and all Inventions (and all Proprietary Rights with respect thereto) whether or not patentable or registrable under copyright or similar statutes, made or conceived or reduced to practice or learned by me, either alone or jointly with others, during the period of my employment with the Company.  Inventions assigned to the Company, or to a third party as directed by the Company pursuant to this Section 3, are hereinafter referred to as “Company Inventions.”  I hereby forever waive and agree not to assert any and all Proprietary Rights I may have in or with respect to a Company Invention.

3.4                               Nonassignable Inventions.  I recognize that, in the event of a specifically applicable state law, regulation, rule, or public policy (“Specific Inventions Law”), this Agreement will not be deemed to require assignment of any invention which qualifies fully for protection under a Specific Inventions Law by virtue of the fact that any such invention was, for example, developed entirely on my own time without using the Company’s equipment, supplies, facilities, or trade secrets and neither related to the Company’s actual or anticipated business, research or development, nor resulted or was derived from work performed by me directly or indirectly for the Company.  In the absence of a Specific Inventions Law, the preceding sentence will not apply.

3.5                               Obligation to Keep Company Informed.  During the period of my employment and for one (1) year after termination of my employment with the Company, I will promptly disclose to the Company fully and in writing all Inventions authored, conceived or reduced to practice by me, either alone or jointly with others, provided such disclosure is not in violation of any agreement to which I am then subject.  In addition, I will promptly disclose to the Company all patent applications filed by me or on my behalf or in which I am named as an inventor or co-inventor within one (1) year after termination of employment.  At the time of each such disclosure, I will advise the Company in writing of any Inventions that I believe fully qualify for protection under the provisions of a Specific Inventions Law; and I will at that time provide to the Company in writing all evidence necessary to substantiate that belief.  The Company will keep in confidence and will not use for any purpose or disclose to third parties without my consent any confidential information disclosed in writing to the Company pursuant to this Agreement relating to Inventions that qualify fully for protection under a Specific Inventions Law.  I will preserve the confidentiality of any Invention that does not fully qualify for protection under a Specific Inventions Law.

3.6                               Government or Third Party.  I also agree to assign all my right, title and interest in and to any particular Company Invention to a third party, including, without limitation, the United States, as directed by the Company.

3.7                               Works for Hire.  I acknowledge that all original works of authorship which are made by me (solely or jointly with others) within the scope of my employment and which are protectable by copyright are “works made for hire,” pursuant to United States Copyright Act (17 U.S.C., Section 101).

3.8                               Enforcement of Proprietary Rights.  I will assist the Company in every proper way to obtain, and from time to time enforce, United States and foreign Proprietary Rights relating to Company Inventions in any and all countries.  To that end I will execute, verify and deliver such documents and perform such other acts (including appearances as a witness) as the Company may reasonably request for use in applying for, obtaining, perfecting, evidencing, sustaining and enforcing such Proprietary Rights and the assignment thereof.  In addition, I will execute, verify and deliver assignments of such Proprietary Rights to the Company or its designee.  My obligation to assist the Company with respect to Proprietary Rights relating to such Company Inventions in any and all countries will continue beyond the termination of my employment, but the Company will compensate me at a reasonable rate after my termination for the time actually spent by me at the Company’s request on such assistance and shall reimburse any out of pocket expenses incurred for such assistance.

3.9                               Further Assurances.  In the event the Company is unable for any reason, after reasonable effort, to secure my signature on any document needed in connection with the actions specified in the preceding paragraph, I hereby irrevocably designate and appoint the Company and its duly authorized officers and agents as my agent and attorney in fact, which appointment is coupled with an interest, to act for and in my behalf to execute, verify and file any such documents and to do all other lawfully permitted acts to further the purposes of this Section 2 with the same legal force and effect as if executed by me.  I hereby waive, assign and quitclaim to the Company any and all claims, of any nature whatsoever, which I now or may hereafter have for infringement of any Proprietary Rights assigned hereunder to the Company.

3.10                        Presumption of Ownership.  Due to the difficulty of establishing when an Invention is first conceived or developed, whether it results from access to the Company’s actual or anticipated business or research or development, or whether it is a direct or indirect result or derivation of any work I perform for the Company, I hereby acknowledge and agree that ownership of all Inventions conceived, developed, suggested or reduced to practice by me, alone or jointly with others during my employment shall be presumed to belong to the Company and I shall have the burden of proof to prove otherwise.

4.                                      RECORDS.  Unless otherwise directed or requested by the Company, I agree to keep and maintain adequate and current records (in the form of notes, sketches, drawings and in any other form that may be required by the Company) of all Proprietary Information developed by me and all Company Inventions made by me during the period of my employment at the Company, which records will be available to and remain the sole property of the Company at all times.

5.                                      NO CONFLICTS.  I acknowledge that during my employment I will have access to and knowledge of Proprietary Information.  To protect the Company’s Proprietary Information, I agree that during the period of my employment by the Company I will not, without the Company’s express written consent, engage in any other employment or business activity which is competitive with the Company, or would otherwise conflict with my obligations to the Company, except as otherwise provided in the letter agreement between me and the Company setting forth the terms and conditions of my employment, dated November 11, 2014 (the “Employment Agreement” and subject thereto  nothing herein shall prevent my service on corporate, civic, charitable or industry boards or committees.

6.                                      NON-COMPETE AND NON-SOLICITATION OBLIGATIONS.

6.1       Definitions.

(a)                                 “Business” shall mean the acquisition, exploration, development and production of onshore oil, natural gas and associated liquids in the United States of America.

(b)                                 “Business Opportunities” shall mean all business ideas, prospects, proposals or other opportunities pertaining to the Business, that are or were developed by me during my employment with the Company or any of the Company’s Affiliates or originated by any third party and brought to my attention during my employment with the Company or any of the Company’s Affiliates and in such capacity, together with information relating thereto (including, without limitation, geological and seismic data and interpretations thereof, whether in the form of maps, charts, logs, seismographs, calculations, summaries, memoranda, opinions or other written or charted means).

(c)                                  “Post-Termination Non-Compete Term” shall mean the same time period of time as the Severance Obligation Period (as that term is defined in the Executive Change in Control and Severance Plan, as amended), provided that Severance Obligations (as defined therein) that are required to be paid under the terms of the Executive Change in Control and Severance Plan are paid in accordance with the terms of such plan.

6.2       Covenant Not to Compete During Term of Employment.  I acknowledge that, during my employment with the Company, I will have access to and knowledge of Proprietary Information, including, without limitation, trade secret information.  During the term of my employment with the Company and except as provided below or as otherwise permitted by the Company (acting upon the instruction of the board of directors of the Company), to protect the Company’s Proprietary Information, I agree that:

(a)                                 I shall not, other than through the Company or any person that directly or indirectly through one or more intermediaries, controls, is controlled by, or is under common control with, the Company and any predecessor to any such entity (each a “Company Affiliate” and collectively, the “Company’s Affiliates”), engage or participate in any manner, whether directly or indirectly for my direct benefit through a family member or as an employee, employer, consultant, agent, principal, partner, more than five percent shareholder, officer, director, licensor, lender, lessor, or in any other individual or representative capacity, in (i) any business or activity that is competitive with the Business (as defined above), (ii) any Business, or (iii) any enterprise in which a material portion of its business is materially competitive in any way with any Business in which the Company or any of the Company’s Affiliates to which I provide services is engaged during my employment with the Company or any of the Company’s Affiliates (including, without limitation, any Business if the Company devoted material resources to entering into such Business); and

(b)                                 all investments made by me (whether in my own name or for my direct benefit through an immediate family member or intermediary)(collectively, “Employee Affiliates), which relate to the Business or the lease, acquisition, exploration, development or production of hydrocarbons and related products in the USA, shall be made solely through the Company or any of the Company’s Affiliates; and I shall not (directly or indirectly), and shall not permit any Employee Affiliates to: (i) invest or otherwise participate alongside the Company or any of the Company’s Affiliates in any Business Opportunities (as defined above) or (ii) invest or otherwise participate in any business or activity in the USA relating to a Business Opportunity, regardless of whether the Company or any of the Company’s Affiliates ultimately participates in such Business or activity; provided, however, that this Section 6.2 shall not apply to (A) Other Activities (as defined in the Employment Agreement), (B) any opportunity that is first offered to, and subsequently declined by, the Company (acting through the Company’s board of directors or its designee) or (C) or any investment that I make, or participate in making, in the Company.

6.3 Covenant Not to Compete After the Date of Termination.  I hereby acknowledge and agree that the purpose of this Section 6.3 is to protect the Company from unfair loss of goodwill and business advantage, to shield me from the pressure to use or disclose Proprietary Information or to trade on the goodwill belonging to the Company, for the protection of the Company’s trade secret and Proprietary Information, and because of the knowledge I have acquired or will acquire as an executive or management personnel, or as an officer, or as profession staff to executive and management personnel.  Accordingly, during the Post-Termination Non-Compete Term, I agree not to engage or participate in any manner, whether directly or indirectly for my benefit, through a family member, or as an employee, employer, consultant, agent, principal, partner, shareholder, officer, director, licensor, lender (other than as an employee of a chartered commercial bank with assets of $500 million or greater), lessor, or in any other individual or representative capacity, in any Business within the boundaries of, or within a twenty-five (25) mile radius of the boundaries of, any mineral property interest of the Company or the Company’s Affiliates (including, without limitation, a mineral lease, overriding royalty interest, production payment, net profits interest, mineral fee interest, or option or right to acquire any of the foregoing, or an area of mutual interest as designated pursuant to contractual agreement between the Company or any of the Company’s Affiliates and any third party) or any other property on which the Company or the Company’s Affiliates have a right, license, or authority to conduct or direct exploratory activities, such as three dimensional seismic acquisitions or other seismic, geophysical, and geochemical activities as of the date my employment with the Company is terminated (the “Geographic Scope”); provided, however, that this subparagraph shall not be construed to preclude me from (w) Other Activities, (x) making future expenditures made by me, my family members or any Employee Affiliates in the Other Activities and (z) investing in any opportunity that is first offered to, and subsequently declined by, the Company (acting through the board of directors of the Company or its designee).

6.4                               Covenant Not to Solicit.  I shall not, during my employment with the Company or the Post-Termination Non-Compete Term (a) directly or indirectly, on behalf of myself or any third party, solicit, encourage, facilitate, or induce any advertiser, supplier, broker, vendor, agent, sales representative, employee, contractor, consultant, or licensee of the Company or of the Company’s Affiliates to breach any agreement or contract with, or discontinue or curtail his, her or its business relationships with the Company or any of the Company’s Affiliates or (b) directly or indirectly, solicit, recruit, induce, or otherwise engage as an employee, independent contractor or otherwise, either for myself or any other third party, any person who is employed by the Company or any of the Company’s Affiliates at the time of such solicitation, recruitment or inducement.

6.5                               Non-Disparagement.  I shall not, during my employment with the Company or the Post-Termination Non-Compete Term, make to any other person or party any statement (whether oral, written, electronic, anonymous, on the internet, or otherwise), which directly or indirectly impugns the quality or integrity of the Company or its Affiliates’ business or employment practices, operations, or services, or any other disparaging or derogatory remarks about the Company or its Affiliates.  Nothing herein shall affect my right to make any accurate and truthful statement in an action by or against the Company, to an overseeing regulatory agency, or as otherwise compelled by law.  The Company shall not, during my employment with the Company or the Post-Termination Non-Compete Term, make to any other person or party any statement (whether oral, written, electronic, anonymous, on the internet, or otherwise), which directly or indirectly impugns me, the quality of my leadership or integrity, business or employment practices, operations, or services, or any other disparaging or derogatory remarks about me or my performance or leadership.  Nothing herein shall affect the Company’s right to make any accurate and truthful statement in an action by or against the Company, to an overseeing regulatory agency, or as otherwise compelled by law.

7                                         NO CONFLICTING OBLIGATION.  I represent that my performance of all the terms of this Agreement and as an employee of the Company does not and will not breach any non-compete agreement or any agreement to keep in confidence information acquired by me in confidence or in trust prior to my employment by the Company.  I have not entered into, and I agree I will not enter into, any agreement either written or oral in conflict with this Agreement.

8                                         RETURN OF COMPANY DOCUMENTS.  When I leave the employ of the Company or upon request by the Company during the course of my employment, I will deliver to the Company any and all property, equipment, drawings, notes, memoranda, specifications, devices, formulas, and documents, together with all copies thereof, and any other material containing or disclosing any Company Inventions, Third Party Information or Proprietary Information of Company.  I agree that I will not copy, delete or alter any information contained on my Company computer before I return it to Company.  I further agree that any property situated on Company’s premises and owned by the Company, including disks and other storage media, filing cabinets or other work areas, is subject to inspection by Company personnel at any time with or without notice.  I understand and agree that compliance with this paragraph may require that data be removed from my personal computer equipment or other electronic storage devices or media.  Consequently, upon reasonable prior notice, I agree to permit the qualified personnel of Company and/or its contractors access to such computer equipment or other electronic storage devices or media for that purpose.  For the avoidance of doubt, this Agreement to permit access does not apply to information concerning Other Activities unless such information is commingled with information regarding Company Inventions, Third Party Information or Proprietary Information of the Company.  Prior to leaving, I will cooperate with the Company in completing and signing the Company’s termination statement provided such statement is consistent with the obligations under any governing agreement.

9                                         LEGAL AND EQUITABLE REMEDIES. The Company and I have the right to enforce this Agreement and any of its provisions by injunction, specific performance or other equitable relief, without bond and without prejudice to any other rights and remedies that either may have for a breach of this Agreement.  This paragraph shall not be construed as an election of any remedy, or as a waiver of any right available under this Agreement or the law, including the right to seek damages for a breach of any provision of this Agreement, nor shall this paragraph be construed to limit the rights or remedies available under applicable law or in equity for any violation of any provision of this Agreement, including, but not limited to claims for damages.  If employee violates any covenant contained in Section 5, the duration of such covenant shall be automatically extended for the period of time equal to the period of such violation.

10                                  NOTICES.  Any notices required or permitted hereunder will be given to the appropriate party at the address specified below or at such other address as the party may specify in writing.  Such notice will be deemed given upon personal delivery to the appropriate address or if sent by certified or registered mail, three (3) days after the date of mailing.

To the Executive:

Richard J. Carty

c/o Cadwalader, Wickersham & Taft, LLP

One World Financial Center

New York, NY 10281

Attn: Steven Eckhaus, Esq.

Steven.eckhaus@cwt.com

11                                  NOTIFICATION OF NEW EMPLOYER.  In the event that I leave the employ of the Company, I hereby consent to the notification of my new employer of my rights and obligations under this Agreement, and the Company consents to my providing the new employer with a copy of this Agreement.

12                                  GENERAL PROVISIONS.

12.1                        Governing Law; Consent to Personal Jurisdiction.  This Agreement will be governed by and construed according to the laws of the State of Colorado, without regard for its conflicts of law principles that would require application of the laws of a different state.  I hereby expressly consent to the personal jurisdiction of the state and federal courts located in Denver, Colorado for any lawsuit filed there against me by Company arising from or related to this Agreement.

12.2                        Severability.  In case any one or more of the provisions contained in this Agreement is, for any reason, held to be invalid, illegal or unenforceable in any respect, such invalidity, illegality or unenforceability will not affect the other provisions of this Agreement, and this Agreement will be construed as if such invalid, illegal or unenforceable provision had never been contained herein.  Notwithstanding the foregoing, if any one or more of the provisions contained in this Agreement is held to be excessively broad as to duration, geographical scope, activity or subject, for any reason, it will be construed by limiting and reducing it, so as to be enforceable to the extent compatible with the applicable law as it then appears.

12.3                        Successors and Assigns.  This Agreement will be binding upon my heirs, executors, administrators and other legal representatives and will binding on the Company, its successors and assigns. This Agreement may not be assigned by the Company without my express written consent.

12.4                        Survival.  The provisions of this Agreement will survive the termination of my employment.

12.5                        Employment.  I acknowledge and agree that my relationship with the Company is “AT-WILL”, and that both the Company and I may terminate my employment relationship at any time, with or without cause or advance notice.  I further agree and understand that nothing in this Agreement will confer any right with respect to continuation of employment by the Company, nor will it interfere in any way with my right or the Company’s right to terminate my employment at any time, with or without cause or advance notice.

12.6                        Waiver.  No waiver by the Company of any breach of this Agreement will be a waiver of any preceding or succeeding breach.  No waiver by either party of any right under this Agreement will be construed as a waiver of any other right.  The parties will not be required to give notice to enforce strict adherence to all terms of this Agreement.

12.7                        Entire Agreement.  The obligations pursuant to Sections 1 and 2 of this Agreement will apply to any time during which I was previously employed, or am in the future employed, by the Company as a consultant if no other agreement governs nondisclosure and assignment of inventions during such period.

12.8                        Advice of Counsel. I ACKNOWLEDGE THAT, IN EXECUTING THIS AGREEMENT, I HAVE HAD THE OPPORTUNITY TO SEEK THE ADVICE OF INDEPENDENT LEGAL COUNSEL, AND I HAVE READ AND UNDERSTOOD ALL OF THE TERMS AND PROVISIONS OF THIS AGREEMENT.  THIS AGREEMENT MAY NOT BE CONSTRUED AGAINST ANY PARTY BY REASON OF THE DRAFTING OR PREPARATION HEREOF.

[Signatures on Following Page]

This Agreement is effective as of November 11, 2014.

BONANZA CREEK ENERGY, INC.

By:	/s/ James A. Watt

Name: James A. Watt

Title: Chairman of the Board

I HAVE READ THIS AGREEMENT CAREFULLY AND UNDERSTAND ITS TERMS.

Richard J. Carty

/s/ Richard J. Carty
Signature